Exhibit 11
                            CULTURALACCESS WORLDWIDE
                         EARNINGS PER SHARE COMPUTATION

                                                                                For the
                                                                              Nine Months
                                                                                Ended
                                                  For the Year Ended           September 30,      For the Nine Months Ended
                                                    December 31, 1996               1996                 September 30, 1997
                                             -------------------------------- ------------- --------------------------------------
                                                                     Pro Forma                                            Pro Forma
                                                              Pro       As                                            Pro    As
                                               Supplemental  Forma   Adjusted  Supplemental Historical  Supplemental Forma Adjusted
                                               ------------  -----   --------- ------------ ----------  ------------ ----- --------
                                                                   (dollars in thousands, except per share amounts)

Net (loss) income                              $ (294)      $ (911)   $ (63)     $2,045      $1,244      $1,244        $812  $2,241
Reduction of interest expense related to
  assumed retirement of debt and redemption
  of preferred stock, net of tax                   60                                                      908
Pro forma provision for income taxes               61                             (818)



                                                ------       ------   ------    -------    --------     -------      -----  -------

Net income applicable to common stock          $ (173)      $ (911)  $ (63)     $1,227      $1,244      $2,152        $812  $2,241
                                                ======       ======   ======    =======    ========     =======      =====  =======

Net income per common share                    $(0.03)      $(0.19)  $(0.01)    $0.25       $0.25       $0.31       $0.17   $0.25
                                                ======       ======   ======    =======    ========     =======      =====  =======

Weighted average number of shares issued        4,764        4,764     4,764     4,764       4,764       4,764       4,764   4,764
Effect of stock options using treasury stock
 method(1)                                        120          120       120       120         120         120         120     120
Shares to be issued in initial public offering                         4,000                                                 4,000
Shares issued sufficient to generate proceeds
  to retire debt and redeem preferred stock       206                                                    2,001
Shares issued upon conversion of convertible
  debt at consummation of initial public
  offering                                                               167                                                   167
                                                ------       ------   ------     -------    --------     -------      -----  -------

Shares used in earnings per share computation   5,090        4,884     9,051      4,884       4,884       6,885       4,884   9,051
                                                ======       ======   ======     =======    ========     =======      =====  =======
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(1)  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
     No. 83, common stock equivalents related to stock options granted with exercise prices below the anticipated initial public offering price were included as if outstanding for all periods presented.